Thorne HealthTech Appoints Saloni Varma as New Chief Financial Officer

NEW YORK (March 13, 2023) – Thorne HealthTech, Inc. (“Thorne” or “Thorne HealthTech”) (Nasdaq: THRN), a leader in developing innovative solutions for a personalized approach to health and wellness, today announced that it has appointed Saloni Varma as Chief Financial Officer (“CFO”), effective April 1, 2023.

As CFO, Ms. Varma will lead all aspects of the company’s accounting and finance functions including budgeting, planning and analysis, accounting, SEC reporting, tax, treasury, and investor relations. Ms. Varma brings more than 20 years of experience across a range of consumer goods companies, most recently as CFO of MotifFoodWorks.

“Saloni brings a diverse wealth of experience to her role at Thorne and will be a key member of the leadership team,” said CEO of Thorne HealthTech, Paul Jacobson. “As a member of the Board of Directors and Chair of the Audit Committee, she is already very much engrained in Thorne’s strategic, operational, and manufacturing practices and has seen the continued growth over the last several years which will greatly facilitate her transition to CFO.”

Ms. Varma also previously served as CFO of ByHeart, Inc., a nutrition products company, and has held various leadership roles at purpose-driven brands like Chobani, Dove, and Talenti, focusing on budgeting, forecasting, and execution on strategic opportunities. Ms. Varma has also worked in investment banking in New York and Tokyo at UBS, and she began her career in accounting at KPMG.

“As Thorne continues to make an impact as a clear leader in the health and wellness space, I look forward to working with the leadership team on creating opportunities for value creation including driving operational efficiencies, scaling the infrastructure capabilities, and executing on the company’s growth strategies at a critical time when Thorne is entering its next phase of expansion,” said Ms. Varma.

About Thorne HealthTech
Thorne HealthTech is a leader in developing innovative solutions for delivering personalized approaches to health and wellness. As a science-driven wellness company that empowers individuals with the support, education, and solutions they need to achieve healthy aging – living healthier longer – Thorne utilizes testing and data to create improved product efficacy and to deliver personalized solutions to consumers, health professionals, and corporations. Predicated on the power of the individual, Thorne leverages artificial intelligence models to provide insights and personalized data, products, and services that help individuals take a proactive and actionable approach to improve and maintain their health over a lifetime. Thorne is the only supplement manufacturer that collaborates with Mayo Clinic on health and wellness research and content, and is trusted by more than five million customers, 46,000+ health-care professionals, thousands of professional athletes, more than 100 professional sports teams, and multiple U.S. National Teams. For more information, visit Thorne.com.

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media@thorne.com

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Investors@thorne.com